EXHIBIT N


               [CALIFORNIA INVESTMENT FUND, LLC LETTERHEAD]

Dynex Capital, Inc.
Attn:  Thomas H. Potts
10900 Nuckols Road, 3rd Floor
Glen Allen, Virginia  23060
804-217-5861

Dynex Capital, Inc.
C/O Investment Banking Division                     VIA FACSIMILE
Paine Webber Incorporated
Attn:  Mr. Jonathan P. Dever
1285 Avenue of the Americas

New York, NY  10019
212-712-4205

August 8, 2000

Dear Mr. Potts and Mr. Dever:

Please be advised that you recent rejection of our latest offer dated July 24, 2000, which was in the amount of $90 million, constitutes the termination of discussions regarding the possible acquisition of some or all of the equity securities or assets of Dynex Capital Inc. Based on this termination we are formally requesting the written consent of the Board of Directors of Dynex Capital Inc., to allow California Investment Fund, LLC,
(CIF) to purchase any of the securities of Dynex Capital Inc. This request is pursuant to paragraph 4 of the Confidentiality Agreement dated April 6, 2000.

We consider this request to be reasonable in light of the most recent press release dated, August 3, 2000. CIF has not received any material non-public information with regard to Dynex Capital, Inc. in the past few weeks, and all other information is so dated as to not be relevant to our decision to buy or sell the securities of the company. Given that the window for deemed insiders is currently open, we request that you grant your written consent to allow us trade in the securities by signing and returning this letter.

California Investment Fund, LLC, would like to continue the underwriting of the assumption of the liability for the Sun America Tax Exempt Bond Portfolio Credit Enhancement, and the acquisition of the taxable tails associated with the tax-exempt bonds. CIF will also consider assisting in any other capital needs of the company as those needs might arise.

                                         California Investment Fund, L.L.C.


                                         By:     /s/ Michael R. Kelly
                                                --------------------------
                                         Name:  Michael R. Kelly
                                                --------------------------
                                         Title: Managing Member
                                                --------------------------


Read and Approved:

------------------------  -------------
Thomas H. Potts            Date
Chairman
Dynex Capital, Inc.